EXHIBIT 10.5
INDEMNITY POLICY

Effective December 29, 2006, Hydrogen Power, Inc., a Delaware corporation (the “Company”) has adopted the following Indemnity Policy (the “Policy”) with respect to its existing and future members of its Board of Directors (collectively, the “Directors”).

W I T N E S S E T H:

WHEREAS, the Company does not have in place director and officer insurance with respect to its Directors; and

WHEREAS, in an effort to induce qualified persons to serve on Company’s Board of Directors (the “Board”), and in consideration of the services provided or to be provided by the Directors to the Company, the Company believes it in the best interests to adopt the following Policy to provide the Directors the indemnification rights set forth herein:

1.  Indemnification. Subject to the limitations set forth herein and in Section 5 hereof, the Company hereby agrees to indemnify the Directors as follows:

The Company shall, with respect to any Proceeding (as hereinafter defined) associated with a Director acting in his or her official capacity, indemnify the Director to the fullest extent permitted by applicable law, including without limitation Section 145 of the Delaware General Corporation Law (“DGCL”), and the Certificate of Incorporation of the Company in effect on the date hereof or as such law or Certificate of Incorporation may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Company to provide broader indemnification rights than the law or Certificate of Incorporation permitted the Company to provide before such amendment). The right to indemnification conferred herein and in the Certificate of Incorporation shall be presumed to have been relied upon by each of the Directors in serving or continuing to serve the Company and shall be enforceable as a contract right. Without in any way diminishing the scope of the indemnification provided by this Section 1, the Company will indemnify each Director to the full extent permitted by law for anything done or not done by such Director in such capacity against Expenses (as hereinafter defined) and Liabilities (as hereinafter defined) actually and reasonably incurred by the Director or on his or behalf in connection with the investigation, defense, settlement or appeal of such Proceeding. In addition to, and not as a limitation of, the foregoing, the rights of indemnification of the Directors provided herein shall include those rights set forth in Section 7 below. Notwithstanding the foregoing, the Company shall be required to indemnify each Director in connection with a Proceeding commenced by such Director (other than a Proceeding commenced by such Director to enforce such Director’s rights under this Policy) only if the commencement of such Proceeding was authorized by the Board. Notwithstanding anything to the contrary contained herein, the Company shall have no obligation to indemnify the Directors to the extent such indemnification would not be permitted under Section 145 of the DGCL.

2.  Presumptions and Effect of Certain Proceedings. Upon making a request for indemnification, a Director shall be presumed to be entitled to indemnification under this Policy and the Company shall have the burden of proof to overcome that presumption in reaching any contrary determination. The termination of any Proceeding by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent shall not affect this presumption or, except as determined by a judgment or other final adjudication adverse to a Director, establish a presumption with regard to any factual matter relevant to determining such Director’s rights to indemnification hereunder. If the person or persons so empowered to make a determination pursuant to Section 3 hereof shall have failed to make the requested determination within sixty (60) days after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or other disposition or partial disposition of any Proceeding or any other event that could enable the Company to determine the Director’s entitlement to indemnification, the requisite determination that Director is entitled to indemnification shall be deemed to have been made.

3.  Procedure for Determination of Entitlement to Indemnification.

(a)  Whenever a Director believes that he or she is entitled to indemnification pursuant to this Policy, such Director shall submit a written request for indemnification to the Company. Any request for indemnification shall include sufficient documentation or information reasonably available to such Director for the determination of entitlement to indemnification. In any event, the Director shall submit his or her claim for indemnification within a reasonable time, not to exceed one hundred eighty (180) days after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or final termination, whichever is the later date for which Indemnitee requests indemnification.

(b)  Independent Legal Counsel (as hereinafter defined) shall determine whether such Director is entitled to indemnification. Determination of such Director’s entitlement to indemnification shall be made not later than ninety (90) days after the Company’s receipt of written request for such indemnification, provided that any request for indemnification for Liabilities, other than amounts paid in settlement, shall have been made after a determination thereof in a Proceeding.

4.  Expense Advance. Notwithstanding anything in this Policy to the contrary, if requested by a Director in writing, the Company shall advance (within two (2) business days of such written request) any and all Expenses incurred by such Director (an “Advance”). In the event a determination pursuant to Section 3 hereof is subsequently made that a Director is not entitled to indemnification after an Advance is made, the Company shall be entitled to be reimbursed by such Director for all such amounts theretofore paid; subject to such Director’s rights hereunder, including without limitation pursuant to Section 7(a), to obtain a final adjudication of the Company’s indemnification obligations. A Director’s obligation to reimburse the Company pursuant to this Section shall be unsecured and shall not bear interest on the amount advanced.

5.  Specific Limitations on Indemnification. Notwithstanding anything in this Policy to the contrary, the Company shall not be obligated hereunder to make any payment to a Director with respect to any Proceeding:

(a)  To the extent that payment is actually made to such Director under any insurance policy, or is made to such Director by either the Company or its affiliates otherwise than pursuant to this Policy. Notwithstanding the availability of such insurance, such Director also may claim indemnification from the Company hereunder by assigning to the Company any claims under such insurance to the extent such Director is paid by the Company;

(b)  For Liabilities in connection with Proceedings settled without the Company’s consent, which consent, however, shall not be unreasonably withheld;

(c)  To the extent it would be otherwise prohibited by law, if so established by a judgment or other final adjudication adverse to such Director.

6.  Fees and Expenses of Independent Legal Counsel. The Company agrees to pay the reasonable fees and expenses of Independent Legal Counsel and to fully indemnify such Independent Legal Counsel against any and all expenses and losses incurred by any of them arising out of or relating to this Policy or their engagement pursuant hereto.

7.  Remedies of Directors.

(a)  In the event that (i) a determination pursuant to Section 3 hereof is made that a Director is not entitled to indemnification, (ii) payment has not been timely made following a determination of entitlement to indemnification hereunder, or (iii) a Director otherwise seeks enforcement of this Policy, such Director shall be entitled to a final adjudication in the Court of Chancery of the State of Delaware of the remedy sought.

(b)  If a determination that a Director is entitled to indemnification has been made pursuant to Section 3 hereof, or is deemed to have been made pursuant to Section 3 hereof or otherwise pursuant to the terms of this Policy, the Company shall be bound by such determination in the absence of a misrepresentation or omission of a material fact by such Director in connection with such determination.

(c)  The Company shall be precluded from asserting that the procedures and presumptions of this Policy are not valid, binding and enforceable. The Company shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement and is precluded from making any assertion to the contrary.

(d)  Expenses reasonably incurred by a Director in connection with such Director’s request for indemnification under, seeking enforcement of or to recover damages for violation of this Policy shall be borne by the Company when and as incurred by such Director.

8.  Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for hereunder is unavailable to a Director for any reason whatsoever, the Company, in lieu of indemnifying such Director, shall contribute to the amount incurred by such Director, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and such Director as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and such Director in connection with such event(s) and/or transaction(s).

9.  Modification, Waiver, Termination and Cancellation. The Board may modify, terminate, cancel or amend this Policy at any time and from time to time; provided, that the form of this Policy in place at the time any event which arises and results in a Proceeding shall be the form applicable to such Proceeding. No such supplement, modification, termination, cancellation or amendment of this Policy shall be effective as to any Proceeding.

10.  Subrogation. In the event of payment hereunder, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of a Director, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

11.  Notice by Directors and Defense of Claim. A director shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter, whether civil, criminal, administrative or investigative, but the omission so to notify the Company will not relieve it from any liability that it may have to a Director if such omission does not prejudice the Company’s rights. If such omission does prejudice the Company’s rights, the Company will be relieved from liability only to the extent of such prejudice; nor will such omission relieve the Company from any liability that it may have to a Director otherwise than under this Policy.

12.  Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, if to the Company, at its principal place of business, and if to a Director, to the last address of such Director on the books and records of the Company:

13.  Nonexclusivity. The rights of Directors hereunder shall not be deemed exclusive of any other rights to which Directors may be entitled under applicable law, the Company’s Certificate of Incorporation or bylaws, or any agreements, vote of stockholders, resolution of the Board or otherwise.

14.  Certain Definitions.

(a)  “Expenses” shall include all direct and indirect costs (including, without limitation, attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, all other disbursements or out-of-pocket expenses and reasonable compensation for time spent by a Director for which such Director is otherwise not compensated by the Company or any third party) actually and reasonably incurred in connection with either the investigation, defense, settlement or appeal of a Proceeding or establishing or enforcing a right to indemnification hereunder, applicable law or otherwise; provided, however, that “Expenses” shall not include any Liabilities.

(b)  “Independent Legal Counsel” shall mean a law firm or a member of a firm selected by the Company and approved by a Director (which approval shall not be unreasonably withheld). Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or a Director in an action to determine such Director’s right to indemnification hereunder.

(c)  “Liabilities” shall mean liabilities of any type whatsoever including, but not limited to, any judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) of any Proceeding.

(d)  “Proceeding” shall mean any threatened, pending or completed action, claim, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, that is associated with Indemnitees’ actions on behalf of the Company.

15.  Binding Effect; Duration and Scope of Policy. This Policy shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives. This Policy shall continue in effect indefinitely from the date hereof, regardless of whether a Director continues to serve as a director of the Company.

16.   Intended Third-Party Beneficiaries. Each of the Directors, and his or her respective successors and assigns, is expressly intended to be a third-party beneficiary to this Policy, and all provisions of this Policy are intended to inure to the direct or indirect benefit of each Director. Each Director is entitled to any rights, interest or claims arising hereunder. If a Director is required to enforce or otherwise litigate any provision under this Agreement arising on account of any breach in the performance of any obligation of a party hereunder, then such Director shall be entitled to receive from the Company all costs incurred by him or her in enforcing his or her rights, including without limitation, his or her reasonable attorneys’ fees.

Adopted by the Board effective December 29, 2006